Exhibit 99.1

Cellectar Appoints Dov Elefant as Chief Financial Officer

Seasoned executive with over two decades of corporate finance and operational leadership experience in the biopharmaceuticals industry to join Cellectar team

FLORHAM PARK, N.J., Aug. 15, 2019 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced the appointment of Mr. Dov Elefant, a seasoned biotechnology executive, as its Chief Financial Officer effective as of September 10, 2019.

“We are excited to have Dov join the Cellectar team. He brings tremendous industry experience as a seasoned financial executive having served as CFO for three publicly traded companies in the life sciences sector,” said James Caruso, President and CEO of Cellectar. “Throughout his long career, Dov has demonstrated outstanding leadership and has acheived many significant accomplishments. I am certain his deep industry expertise will be a tremendous asset as we advance the company and deliver key milestones in the coming months.”

Mr. Elefant commented, “I am thrilled to join the Cellectar management team and be part of its exciting journey. The PDC plaform technology is impressive and CLR-131 is a promising therapy with the potential to provide meaningful treatment options in liquid and solid tumors for both adult and pediatric patients. I look forward to contributing to the Company’s success and continued growth.”

Mr. Dov Elefant is an established executive with over 20 years of industry experience in corporate finance and operational leadership positions. Mr. Elefant joins Cellectar after having served as Chief Financial Officer at several companies, most recently at Akari Therapeutics, where he helped raise nearly $100 million during his tenure. Prior to Akari, he served as Chief Financial Officer at Celsus Therapeutics until its merger in September 2015, and at Althera Medical Ltd. Mr. Elefant has also been a consultant for a number of companies and was the Corporate Controller at Lev Pharmaceuticals through its acquisition by ViroPharma.

Grant of Inducement Option

Cellectar has granted to Mr. Elefant, effective as of his first day of employment with Cellectar, an option to purchase 90,000 shares of Cellectar’s common stock at an exercise price per share equal to the closing price of Cellectar’s common stock on the grant date as reported by Nasdaq. This grant was approved by the Compensation Committee of Cellectar’s Board of Directors and made as an inducement material to Mr. Elefant entering into employment with Cellectar as contemplated by Nasdaq Listing Rule 5635(c)(4).

The stock option, which has a 10-year term, vests and becomes exercisable in three equal annual installments beginning on the first anniversary from the date of Mr. Elefant’s first day of employment.

Cellectar provides this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development, and commercialization of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development (R&D) collaborations. The company’s core objective is to leverage its proprietary PDC delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s lead PDC therapeutic, CLR 131, is currently in three clinical studies – a Phase 2 study, and two Phase 1 studies. The Phase 2 clinical study (CLOVER-1) is in relapsed/refractory (R/R) B-cell malignancies, including multiple myeloma (MM), chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL), lymphoplasmacytic lymphoma (LPL), marginal zone lymphoma (MZL), mantle cell lymphoma (MCL), and diffuse large B-cell lymphoma (DLBCL). The company is also conducting a Phase 1 dose escalation study in patients with R/R multiple myeloma (MM) and a Phase 1 study in pediatric solid tumors and lymphoma.

The company’s product pipeline also includes one preclinical PDC chemotherapeutic program (CLR 1900) and several partnered PDC assets.

For more information, please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may", "expect", "believe", "anticipate", "intend", "could", "estimate", "continue", "plans", or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

646-915-3820

monique@lifesciadvisors.com